EXHIBIT 99

Contact:	Judith I. Wawroski
Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

INTERNATIONAL BANCSHARES MAKES FORBES’ AMERICA’S BEST BANKS LIST

LAREDO, TEXAS – (BUSINESS WIRE) – May 24, 2023 - International Bancshares Corporation (IBC)(NASDAQ: IBOC) has once again been ranked among the nation’s best banks by Forbes Magazine.

The Laredo-based multibank financial holding company ranked 32nd on the 14th annual prestigious list Best Banks in America, which ranked the 100 largest publicly traded banks and thrifts from best to worst.  The ranking was based on factors such as asset quality, capital adequacy, growth and profitability, including IBC’s approximately $16 billion in assets, a 13.3% return on average total common equity and a 44% efficiency ratio. IBC’s lead bank subsidiary, International Bank of Commerce, Laredo (IBC Bank), has also consistently been named as one of the nation’s top banks by Forbes, as well as the number one bank in Texas in 2021 in the annual Best-In-State list by the same publication.

“Our inclusion on the Best Banks in America list comes as another wonderful recognition,”  said Dennis E. Nixon, president and CEO. “ We work hard for our customer’s trust, and it’s humbling to be recognized by industry experts. Our top priority is the relationship we have with our clients and doing everything we can to protect their most valuable assets. ‘Doing More’ is the foundation of everything we do.”

The annual “Best Banks” list is developed by Forbes based on data compiled by SNL Financial of Charlottesville, Virginia. This year’s rankings evaluated factors including nonperforming assets as a percent of assets, reserves as a percent of non-performing loans, two capital ratios (Tier 1 and risk-based) and revenue growth over the last 12 months. All the data used in the evaluation is based on regulatory filings for the period ending September 30, 2022.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 167 facilities and 257 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.